HEARTLAND GROUP, INC.
FORM N-SAR: December 31, 2002

TRANSMITTAL LETTER

VIA EDGAR

Securities and Exchange Commission
RE:  Form N-SAR
        February 26, 2002

Ladies and Gentleman:

Attached for filing herewith is the Form N-SAR for Heartland Group, Inc. This form is being filed solely for the series of the Registrant designated as Heartland Select Value Fund, Heartland Value Plus Fund, Heartland Value Fund and Heartland Wisconsin Tax Free Fund.

The other series, designated as the Heartland Taxable Short Duration Municipal Fund, Heartland Short Duration High-Yield Municipal Fund, and the Heartland High-Yield Municipal Bond Fund, which were placed into Receivership on March 21, 2001, are not included in this filing.

By (Signature and Title)* /s/ Nicole J. Best
                                         Nicole J. Best
            Treasurer & Principal Accounting Officer









SUB-ITEM 77B
REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Heartland Group, Inc.

In planning and performing our audit of the financial statements of Heartland Select Value Fund, Heartland Value Plus Fund and Heartland
Value Fund (three of the six portfolios of Heartland Group, Inc., hereafter referred to as the "Funds") for the year ended December 31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

By (Signature )* /s/ Pricewaterhousecoopers, LLP
		   Milwaukee, Wisconsin

February 3, 2003
SUB-ITEM 77C
SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

At a Special Meeting of shareholders of the Heartland Wisconsin Tax Free Fund (the "Fund") held on Wednesday, October 30, 2002, the shareholders of the Fund duly approved the Agreement and Plan of Reorganization dated as of August 14, 2002 by and between Heartland Group, Inc., the Fund, and North Track Funds, Inc., a Maryland corporation, on behalf of the North Track Wisconsin Tax-Exempt Fund, and the transactions contemplated thereby.
The matter voted upon is described in more detail in the proxy materials filed by the Fund for this Special Meeting. The matter received the requisite vote for approval. The table below summarizes the matter voted upon and the outcome of the vote:

				% of Outstanding	% of  Voting
		No. of Shares		 Shares 	     Shares


Affirmative	5,105,023.402		56.972%		 87.269%
Against		  520,371.480		 5.807%	 	  8.895%
Abstain		  224,381.747		 2.504%	 	  3.836%
TOTAL		5,849,776.629		65.283%		100.000%

"To approve an Agreement and Plan of Reorganization involving the Heartland Wisconsin Tax Free Fund (the "Agreement), under which (a) the North Track Wisconsin Tax-Exempt Fund would acquire substantially all of the assets and stated liabilities of the Heartland Wisconsin Tax Free Fund, and (b) the Heartland Wisconsin Tax Free Fund would distribute such shares of the North Track Wisconsin Tax-Exempt Fund, pro-rata, to the Heartland Wisconsin Tax Free Fund shares in liquidation of the Heartland Wisconsin Tax Free Fund."



SUB-ITEM 77E
LEGAL PROCEEDINGS

On July 18, 2002, pursuant to a stipulation and following a fairness hearing, the U.S. District Court for the Eastern District of Wisconsin approved a settlement of a consolidated class action brought by shareholders of the Heartland High-Yield Municipal Bond Fund and the Heartland Short Duration High-Yield Municipal Fund (together, the "High-Yield Funds"), in which Heartland Group, Inc. (the "Corporation") as well as Heartland Advisors, Inc., the Investment Advisor for the High-Yield Funds, and certain other parties were named as defendants. The litigation arose out of a repricing of the securities in the High-Yield Funds in October 2000. Under the terms of the settlement, the Corporation, Heartland Advisors, Inc, the High-Yield Funds, and certain related parties were dismissed and released from all claims in the class action upon establishment of a settlement fund for the benefit of the class plaintiffs. Neither the Corporation nor any of its separate funds, directors, or officers were required to contribute to the settlement fund. Subsequently, four other suits, by persons who opted out of the class action settlement were also settled without any contribution from the Corporation, its funds, directors or officers.